    EXHIBIT 10.18

January 2026
Brian C. Cornell
Dear Brian:
On behalf of Target Corporation (the “Company”) and its Board of Directors (the “Board”), I want to thank you for your vision, leadership and dedication to the Company during your many years serving as Chief Executive Officer. We also appreciate your willingness to provide the Company continued support as Executive Chair of the Board (“Executive Chair”). Your term as Executive Chair will begin on February 1, 2026 (the “Effective Date”).
1.    Position and Duties. On the Effective Date, you will assume the position of Executive Chair and your service as Chief Executive Officer will cease. The anticipated term of your employment (the “Term”) will extend through March 13, 2027. If you cease serving as Executive Chair during the Term, we anticipate that you will continue to provide services to the Company as a Special Advisor until March 13, 2027.
    In the positions of Executive Chair and Special Advisor, you will have the duties and responsibilities assigned to you by the Board and consistent with other policies of the Company. You and the Company reasonably anticipate that due to your expected level of service as Executive Chair and Special Advisor, you will not experience a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) during the Term.
2.    Work Location. We anticipate that your principal place of employment will be your home office. Your travel to, and time spent working at, Company headquarters in Minnesota will be subject to such reasonable guidelines as the Board may establish from time to time.
3.    Base Salary. During the Term, your annual base salary will be $1,120,000. The Company will pay your base salary in accordance with its normal payroll practices as in effect from time to time.
4.    Annual Bonus. For fiscal year 2026, you will be eligible for an annual cash bonus with an at-goal opportunity equal to 200% of your annual base salary (“Annual Bonus”). The Annual Bonus will be determined in accordance with the Company’s Short-term Incentive program in effect for senior executives of the Company. You will not be eligible for an Annual Bonus for the period you are employed during fiscal year 2027.
5.    Equity Awards. The equity awards granted to you by the Company prior to the Effective Date will continue to vest during the Term. In addition, on March 11, 2026, you will receive a grant of Restricted Stock Units with a present value of $6,000,000. Fifty percent of these Restricted Stock Units will vest and pay out on each anniversary of the grant date. This grant, which is eligible for retirement vesting, will be described in a Restricted Stock Unit agreement.
6.    Benefits & Perquisites. During the Term, you will be entitled to participate in the Company’s employee benefit plans and perquisite programs on the same terms as senior executives of the Company. You will be eligible for reimbursement of security expenses of up to $20,000 annually. Company-owned aircraft will not be available for your personal travel.
7.    Termination
a.    Termination Generally. You or the Company may terminate your employment for any reason or no reason at any time. Upon any termination of your employment that is not for-Cause, you will be entitled to: (i) any earned but unpaid base salary, (ii) any earned but unpaid Annual Bonus, (iii) any other amounts or benefits to which you are entitled under the terms of any plan, program, policy, practice or contract of the Company, specifically including the vested portion of the Restricted Stock Unit grant described in Section 5 (collectively, the “Earned Amounts”), and (iv) and the post-termination benefits set forth in Section 9. As of the Effective Date, you will no longer be a participant in the Company’s Income Continuation Plan and you hereby waive any rights you may have under such plan.
b.    Resignation upon Termination. Upon termination of your employment for any reason, you will promptly tender to the Board your resignation as a director, in accordance with the Company’s Corporate Governance Guidelines, as in effect from time to time.
c.    Termination for Cause. In the event that the Company terminates your employment for Cause, you will not be entitled to any further payments or benefits from the Company following the Term, other than the Earned Amounts. For purposes of this Section 7(c), “Earned Amounts” does not include Annual Bonus or Long-Term Incentives.
8.    Restrictive Covenants. You acknowledge and agree that your Restrictive Covenant Agreement, dated March 3, 2021 (as amended by this Section 8, the “RCA”), remains in full force and effect. You agree that the RCA is hereby amended to change the restricted period for the non-solicitation, non-disparagement, and confidentiality covenants to 24 months.
9.    Post-Termination Benefits. For a period of 12 months following the Term, you will have access to your Company email address and Company-provided technology support.
10.    Miscellaneous
a.    Governing Law. This Letter Agreement will be governed by the laws of the State of Minnesota, without regard to choice of law provisions.
b.    Entire Agreement. This Letter Agreement, together with the RCA and any Company equity award agreements to which you are party, contain the entire agreement between you and the Company with respect to your service as Executive Chair and Special Advisor, and supersede all prior oral or written understandings or agreements, specifically including any pay summaries or statements.

c.    Amendments. No provision of this Letter Agreement will be modified or amended except by an instrument in writing duly executed by you and the Company.
d.    Successors. This Letter Agreement is personal to you and will not be assignable by you other than by will or the laws of descent and distribution.
e.    Invalidity. If any term or provision of this Letter Agreement or the application thereof to any person or circumstance will to any extent be invalid or unenforceable, the remainder of this Letter Agreement or the application of such term to circumstances other than those that make it invalid will not be affected.
f.    Survivability. The provisions of this Letter Agreement that by their terms call for performance subsequent to the termination of either your employment or this Letter Agreement will survive such termination.
g.    Section 409A. It is intended that payments and benefits made or provided under this Letter Agreement will not result in penalty taxes or accelerated taxation pursuant to Section 409A.
h.    Clawbacks. Certain compensation addressed in this Letter Agreement is subject to recovery in accordance with the terms of the Company’s Clawback Policy and/or Recoupment Policy (the “Policies”), in the event such Policies are triggered.
To confirm these terms are acceptable to you, please sign and return this Letter Agreement.
Very truly yours,
Target Corporation
By: /s/ Melissa Kremer
Melissa Kremer
EVP & Chief Human Resources Officer
Feb 2, 2026
By: /s/ Christine A. Leahy
Christine A. Leahy
Lead Independent Director, Target Corporation Board of Directors
Feb 2, 2026

Acknowledged and agreed:
/s/ BC
Brian C. Cornell
Feb 2, 2026